EXHIBIT 99.1

                                  PRESS RELEASE

July 31, 2000 - All Star Gas Corporation ("All Star") announced today that it is in default with respect to its 12 7/8% Senior Secured Notes ("Senior Indebtedness") and, consequently, is also in default with respect to its 9% Subordinated Debentures due 2007 ("Subordinated Notes").

         As of July 31, 2000, All Star did not enter into a definitive agreement for the sale of certain of its assets, the proceeds of which were to be used in part to redeem the outstanding $50,880,000 principal amount of its Senior Indebtedness which mature on July 31, 2000. Therefore, as of such date, All Star is in default with respect to its Senior Indebtedness. As a consequence, All Star is prohibited from making the interest payment due July 31, 2000, after utilizing its permitted 30 day grace period for the interest payment due on June 30, 2000, under the Subordinated Notes. Accordingly, All Star is also in default with respect to its Subordinated Notes.

         All Star has begun negotiations with the holders of its Senior Indebtedness to revise its capital structure. There can be no assurances that the holders of Senior Indebtedness will approve any amendment or restructuring of the Senior Indebtedness. If the holders of Senior Indebtedness accelerate All Star's obligations under the Senior Indebtedness, such events would have a material adverse effect on All Star's liquidity and financial position. Under such circumstances, All Star's financial position would necessitate the development of an alternative financial structure. Considering the limited financial resources and the existence of certain defaults, there can be no assurance that All Star would succeed in formulating and consummating an acceptable alternative financial structure.

         This Press Release includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. There can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the Company's periodic reports filed with the Securities and Exchange Commission.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.